Exhibit 99.1
Conn's, Inc. Announces Executive Transitions

THE WOODLANDS, Texas, September 4, 2018 - Conn's, Inc. (NASDAQ: CONN), a specialty retailer of furniture and mattresses, home appliances, consumer electronics and home office products, and provider of consumer credit, today announced the promotion of John Davis (“JD”) to President of Credit and Collections.
“I am pleased to announce the promotion of JD to President of Credit and Collections. JD has played a meaningful role in leading our credit segment transformation since joining in May 2016. Under JD’s leadership, our credit segment financial results have improved significantly, and we are excited for JD to create additional value for our Company in his new role,” said Norm Miller, Conn’s Chairman and Chief Executive Officer.
Since joining as Conn's Chief Credit Officer, Mr. Davis has led the evolution of the Company's credit risk management efforts. With almost thirty years of relevant experience, Mr. Davis is responsible for all aspects of Conn’s credit and collections in his new role. Before joining Conn's, he served as Founder and CEO of GFC Advisors, Ltd, a consultancy in the consumer credit industry. Prior to that, he was President, E-Commerce for DFC Global Corp and was responsible for all aspects of credit and collections.
Additionally, the Company announced the departure of Coleman R. (“CR”) Gaines, President and Chief Operating Officer of Retail. Mr. Miller will temporarily assume the additional role of President and Chief Operating Officer of Retail until a permanent replacement is found.
“I’d like to thank CR for his contributions to our organization and, on behalf of everyone at Conn’s, I wish him all the best in his future endeavors,” said Mr. Miller.
About Conn's, Inc.
Conn's HomePlus is a specialty retailer currently operating 119 retail locations in Alabama, Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee, Texas and Virginia. The Company's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including LED, OLED, QLED, Ultra HD, and internet-ready televisions, gaming consoles, home theater and portable audio equipment; and

•	Home office, including computers, printers and accessories.

Additionally, Conn's HomePlus offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's HomePlus provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party lease-to-own payment plans.
This press release contains forward-looking statements within the meaning of the federal securities laws, including but not limited to, the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Such forward-looking statements include information concerning our future financial performance, business strategy, plans, goals and objectives. Statements containing the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “predict,” “will,” “potential,” or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. Such forward-looking statements are based on our current expectations. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results either expressed or implied by our forward-looking statements including, but not limited to: general economic conditions impacting our customers or potential customers; our ability to execute periodic securitizations of future originated customer loans on favorable terms; our ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of our credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of our planned opening of new stores; technological and market developments and sales trends for our major product offerings; our ability to manage effectively the selection of our major product offerings; our ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of our customers and employees;

our ability to fund our operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from our revolving credit facility, and proceeds from accessing debt or equity markets; and other risks detailed in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the fiscal year ended January 31, 2018, Part II, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2018 to be filed with the SEC and other reports filed with the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise, or to provide periodic updates or guidance. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

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Investor Contact:
S.M. Berger & Company
Andrew Berger, (216) 464-6400